INDEPENDENT AUDITOR'S CONSENT


     We consent to the incorporation by reference in this Registration Statement on VersaTech, Inc. on Form S-8 of the report of Chisholm & Associates dated February 1, 2001 which was included in VersaTech's Form 10-KSB for the year ending
December 31, 2000.

/s/ CHISHOLM & ASSOCIATES
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Chisholm & Associates
North Salt Lake, Utah
October 30, 2001